Exhibit 99.1

JOSEPH K. WILSTED JOINS LYDALL, INC. AS PRESIDENT OF ITS AUTOMOTIVE BUSINESS

MANCHESTER, CT – June 27, 2008 – LYDALL, INC. (NYSE: LDL) – Lydall, Inc. today announced that Joseph K. Wilsted has joined the Company as President of its worldwide automotive business.

Wilsted comes to Lydall with over 25 years of manufacturing and finance experience. He has a strong background in lean manufacturing and technology-driven solutions as well as extensive global experience having established and managed manufacturing operations in Europe and Asia.

Prior to joining Lydall, he was Senior Vice President Finance and Administration at FormTech Industries LLC, a provider of metal components to the automotive light vehicle, heavy truck and industrial markets. Before that, he had served as Senior Vice President and CFO and Senior Vice President of Operations and Corporate Development of The Greenbrier Companies, Inc., a leading supplier of transportation equipment and services to the railroad industry. Previous to joining Greenbrier, Wilsted was with the Bobcat Company (Ingersoll Rand Corporation) as Vice President of Finance and CFO. During his career, Wilsted worked for several years at Invensys Plc in financial roles then transitioning to general management and later to President of Invensys Rexnord Chain & Conveyor Group, a $300 million manufacturer.

Wilsted holds an MBA degree from Butler University in Indianapolis, Indiana and a BSBA degree from Indiana University.

Dale G. Barnhart, President and CEO of Lydall, commented, “Joe brings a breadth of experience in strategic planning, lean manufacturing and international commerce. We look forward to his leading our automotive business in its next phase of growth, capitalizing on the synergies of our North American and European technologies, and addressing the growth opportunities available in Asia.”

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in Europe and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets. Lydall’s patented automotive thermal/acoustical barrier and heat shielding components are employed in interior, underhood and underbody applications throughout cars, vans, sport-utility vehicles, and trucks in the U.S. and in Europe.

For further information:

Melinda Castonguay

Telephone 603-332-4600

Facsimile 603-332-3734

www.lydall.com

info@lydall.com